UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2012

Hudson Pacific Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34789	27-1430478
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

11601 Wilshire Blvd., Suite 1600 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

(310) 445-5700	N/A
(Registrant’s telephone number, including area code)	(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Hudson Pacific Properties, Inc., a Maryland corporation (referred to herein as the “Company,” “we,” “our” and “us”), in connection with the matters described herein.

Item 8.01	Other Events.

On May 14, 2012, we issued a press release announcing that we had entered into purchase agreements to acquire 901 Market Street in San Francisco and the Olympic Bundy Media Campus in West Los Angeles. Both acquisitions are subject to customary closing conditions.

On February 17, 2012, we entered into a definitive purchase agreement to acquire an 11.55 acre site in Los Angeles, California for $89.0 million. The property consists of four buildings containing approximately 233,600 rentable square feet. Approximately 84,200 square feet of the property has been renovated, of which 64% is currently occupied by the Rubicon Project, an online advertising technology company. We expect to spend an estimated $35.0 million in capital improvements and leasing costs repositioning the property to a creative office campus. The transaction is scheduled to close in the third quarter of 2012.

On May 11, 2012, we entered into a definitive purchase agreement to acquire 901 Market Street in San Francisco, California for $90.0 million, which we refer to as 901 Market Street. The property contains approximately 148,000 square feet of office space on five floors and approximately 63,000 square feet of retail space on the ground floor and one subterranean floor, for an aggregate of approximately 211,000 square feet. 901 Market Street is currently 61.5% occupied by such tenants as Stantec Architecture (43,362 square feet), the General Services Administration (42,811 square feet) and Marshalls (32,928 square feet). We expect to spend an estimated $12.0 million in capital improvements and leasing costs stabilizing the property. 901 Market Street is located on the corner of Fifth and Market Streets, adjacent to the Westfield San Francisco Shopping Centre and the Union Square Bay Area Rapid Transit (BART) entrance. The transaction is scheduled to close in the second quarter of 2012.

The text of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press release dated May 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON PACIFIC PROPERTIES, INC.

Date: May 14, 2012	By:	/s/ Mark Lammas
Mark Lammas
Chief Financial Officer

EXHIBIT INDEX

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated May 14, 2012.